Addendum

This Addendum is entered into as of this [18th] day of [October], 2013 ("**Effective Date**"), by and among:

(1) **BluePhoniex Solutions USA, Inc.**, a company organised under the laws of [ ], with its principal place of business at [___] ("**BluePhoenix**"); and

(2) **Rick Oppedisano**, of [___] (the "**Rick**").

Each of BluePhoenix and the Rick shall hereafter be referred to as a "**Party**" and collectively referred to as the "**Parties.**"

PREAMBLE

WHEREAS:

A. Rick was engaged by Bluephoenix as of January 1, 2013 pursuant to the terms set forth in an offer letter dated December 15, 2012 (the "**Agreement**");

B. The Parties wish to clarify and amend certain terms and conditions pertaining to the Employment, via an addendum to be construed as constituting an integral part of the Agreement (this "**Addendum**");

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES HEREINAFTER SET FORTH, THE PARTIES AGREE AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1. This Addendum constitutes an integral part of the Agreement; unless explicitly provided otherwise in this Addendum, all defined terms herein shall have the same meanings ascribed thereto in the Agreement and all references to the Agreement shall be deemed as referring to the Agreement and this Addendum.

1.2. The Recitals contained in the Preamble shall be taken into account in the interpretation and construction of this Addendum.

1.3. The headings in this Addendum are for ease of reference only and shall not affect its construction.

2. SCOPE OF EMPLOYMENT

2.1. Rick shall provide services to Bluephoenix and its affiliates (the "**Group**") as Vice President of Marketing. In such capacity, Rick shall be responsible for (i) Marketing of the Group's Products; and (ii) product management tasks on a full time basis and shall dedicate all necessary time, efforts and skills to fulfilling such position, including required international travel, all in accordance with the instructions of the CEO.

3. **TERM**

3.1. The term of Rick's engagement shall continue until the third anniversary hereof (i.e. until, [___], and unless modified by mutual agreement of the Parties or terminated earlier pursuant to the terms of the Agreement (the "**Term**").

3.2. Notwithstanding Rick's engagement may be terminated by either Party upon 60 days' prior written notice, (the "**Notice Period**"). During the Notice Period, Rick shall continue to discharge and perform his duties and obligations under the Agreement, unless otherwise directed by BluePhoenix. For the avoidance of doubt, Rick's engagement by Bluephoenix shall automatically be terminated at the end of the Term, without the need of additional notice, unless terminated earlier as provided above.

3.3. Notwithstanding the above, BluePhoenix may terminate the engagement forthwith and without prior notice if Rick engages in serious misconduct and/or commits a fundamental breach of the Agreement. In addition, BluePhoenix may terminate the engagement forthwith in the event that Rick is negligent in the performance of obligations under the Agreement, which results or may result in harm or damage to the business, property, operations, financial condition or reputation of the BluePhoenix. The foregoing is without prejudice to any relief available to the BluePhoenix by law or under the Agreement and this Addendum.

3.4. Upon termination of Rick's engagement for any reason, Rick shall promptly return to BluePhoenix all copies of any BluePhoenix data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of BluePhoenix. Rick will also furnish to BluePhoenix all work in progress or portions thereof, including all incomplete work.

4. BONUS

4.1 The Section titled "Bonus" in the Agreement shall be replaced in its entirety with the following:

"Subject to achieving the target sales and the CEO's discretion as set forth below, Rick may be awarded an annual bonus in the amount of up to $120,000 (one hundred and twenty thousand United States Dollars). It is envisioned that one half of the bonus will be paid in Restricted Share Units (RSUs) pursuant to the BluePhoenix Solutions Ltd. 2007 award plan then in effect and the other half will be paid in cash. The target sales for 2013 are currently set at $15 million. However, the exact bonus amount and the grant thereo, shall ultimately be in the sole discretion of BluePhoenix's Chief Executive Officer. Any annual bonus may, at the discretion of the CEO and as approved by the Board of BluePhoenix Solutions Ltd., be paid quarterly on a pro-rated basis. A final calculation shall be made at the end of the calendar year and any balance shall be set off against future amounts due by the Parties."

4.2 For the avoidance of doubt, the amendment detailed in Section 4.1 shall apply as of the date of the Agreement and no other bonuses shall be due to Rick other than as set forth therein.

5. ADDITIONAL ONE TIME COMPENSATION

5.1 As full consideration for any expansion (if any) in the scope of Rick's work which may result from

this Addendum (including, without limitation, the product management tasks), Rick shall be granted 10,000 RSU 's to be vested over three years pursuant to the terms of the the BluePhoenix Solutions Ltd. 2007 award plan then in effect, and as revised from time to time (the "**Award Plan**"), (in the value of current market value each) all under the terms and conditions set forth in the Award Plan, a grant letter to be executed between Rick and Bluephoenix Solutions Ltd. and other ancillary documents to be provided to Rick for his signature upon the date of the grant.

5.2 The RSUs shall vest over a period of three (3) years in monthly installments as long as Rick is an employee. Notwithstanding the forgoing, in case of a Change of Control, all such RSUs granted under this Section shall become fully vested. For purpose of this Section, "Change of Control" means any person, entity or affiliated group becoming the owner or owners of more than fifty percent (50%) of the outstanding securities of BluePhoenix Solutions Ltd.. It is hereby agreed that increase in the current shareholders or any of its affiliates' holdings in BluePhoenix Solutions Ltd. shall not be considered a Change of Control event.

5.3 For the avoidance of doubt, the award under this Section 5 is considered a one-time special grant and shall not be considered as part of Rick's annual salary.

6. EFFECT ON AGREEMENT

Unless expressly amended hereinabove and to the extent so amended, all other terms and conditions of the Agreement shall remain unchanged. In the event of any inconsistency between the terms of the Agreement and the herein Addendum, the terms of the herein Addendum shall govern and be paramount.

7. ENTIRE AGREEMENT

This Addendum, together with the Agreement and any documents referred to in it, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature and may not be modified except by an instrument in writing signed by the duly authorized representatives of the Parties.

8. CONFIDENTIALITY AND NON-COMPETE

Rick shall execute the Confidentiality, Non-Compete, Non-Solicit and Intellectual Property Undertaking, attached hereto as **Exhibit A** (the "**Undertaking**"). It is hereby clarified that the Undertaking supersedes any undertaking assumed by Rick, the content of which may be similar to that of the Undertaking, and in the event of any inconsistency between the Undertaking and any other document, the terms of the Undertaking shall govern and be paramount.

9. COUNTERPARTS

This Addendum may be executed in counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum as of the date first written above.

BluePhoenix Solutions USA Inc.

By: Matt Bell
Name: Matt Bell
Title: CEO
Date:

Rick Oppedisano Richard M. Oppedisano

Title: Vice-President, Global R&D and Marketing
Date: October 18, 2013

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